EUROWEB INTERNATIONAL CORP

Employment Agreement

with

YOSSI ATTIA

July 01, 2006

This Employment Agreement ("Agreement") sets forth the terms of Yossi Attia's employment with Euroweb International Corp. (the "Company") and/or its subsidiary. This Agreement supersedes, in their entirety, all previous agreements and understandings concerning Yossi Attia's employment except the Indemnity Agreement referenced in Section 8 below and any stock option agreements, if any, Yossi Attia have with the Company.

Effective upon Yossi Attia's execution of this Agreement, the following provisions shall govern Yossi Attia's employment with the Company and/or a subsidiary:

1. **Title**; Responsibilities and Duties. Yossi Attia shall be a full-time, regular employee of the Company with the title of President of Euroweb RE Corp., a subsidiary of the Company ("ERC"), and Yossi Attia shall be expected to handle such responsibilities and perform such duties as assigned from time to time and as necessary and required for managing a real estate investment and development company. If Yossi Attia becomes an employee of a subsidiary of the Company, the Company will nevertheless be bound by the terms of this Agreement.

2. **Term**. The term of Yossi Attia's employment shall be for five years from the date of this Agreement. Yossi Attia shall only be terminated for Cause. Should Yossi Attia's employment terminate earlier, Section 10 below shall apply.

3. **Trade Secret and Nondisclosure**. Yossi Attia hereby agrees and acknowledges:

A. That during the course of my employ there may be disclosed to me certain trade secrets of the Company; said trade secrets consisting but not necessarily limited to:

(a) Technical information: Methods, processes, formulae, compositions, systems, techniques, inventions, machines, computer programs and research projects.

(b) Business information: Customer lists, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans.

B. I agree that I shall not during, or at any time after the termination of my employment with the Company, use for myself or others, or disclose or divulge to others including future employees, any trade secrets, confidential information, or any other proprietary data of the Company in violation of this Agreement.

C. That upon the termination of my employment from the Company:

(a) I shall return to the Company all documents and property of the Company, including but not necessarily limited to: drawings, blueprints, reports, manuals, correspondence, customer lists, computer programs, and all other materials and all copies thereof relating in any way to the Company's business, or in any way obtained by me during the course of employ. I further agree that I shall not retain copies, notes or abstracts of the foregoing.

(b) The Company may notify any future or prospective employer or third party of the existence of this Agreement, and shall be entitled to full injunctive relief for any breach.

4. **Non-Compete.**

A. Yossi Attia hereby agrees not to directly or indirectly compete with the business of the Company, ERC and its successors and assigns during the period of employment and for a period of two (2) years following termination of employment and notwithstanding the cause or reason for termination.

B. The term "not compete" as used herein shall mean that the Employee shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of the Company, ERC or such other business activity in which the Company may substantially engage during the term of employment.

C. The Employee acknowledges that the Company shall or may in reliance of this Agreement provide Yossi Attia access to trade secrets, customers and other confidential data and good will. Yossi Attia agrees to retain said information as confidential and not to use said information on his own behalf or disclose same to any third party.

D. This non-compete agreement shall extend only for a radius of two hundred (200) kilometers from the present location of the Company and shall be in full force and effect for two (2) years, commencing with the date of employment termination.

E. Any and all real estate projects currently owned by Yossi Attia, which Yossi Attia has not broken ground before the date of this Agreement, will be transferred to Company and/or ERC at cost.

5. **Salary**. Effective July 1st, 2006, Yossi Attia shall be paid at the annualized salary rate of $240,000. Yossi Attia's salary shall be payable in accordance with the Company's normal payroll practices and subject to all applicable tax withholding requirements. Yossi Attia's salary will be reviewed in the first quarter of each year starting in 2007 and, if appropriate, it will be increased retroactive to January 1 of that year. Yossi Attia's salary, as it may be increased from time to time in the sole discretion of the Company, shall be referred to as Yossi Attia's "Base Salary."

6. **Bonuses.**

6.1 **Annual Bonuses.** Yossi Attia is eligible to receive an annual cash bonus for each calendar year of employment subject to satisfaction of target performance criteria determined each year by the Company's compensation committee. The performance criteria may relate to individual goals, Company or division goals, or a combination thereof and shall be established and communicated to Yossi Attia within the first 90 days after the start of each calendar year. Such bonuses shall be paid no later than March 31 of the following year and are subject to all applicable tax withholding requirements. Except as provided in Section 10, no bonus shall be payable if Yossi Attia voluntarily resigns prior to the close of the calendar year to which such bonus relates. Such annual cash bonus shall not be less than $120,000 per year.

6.2 **Special Bonuses.** In addition, Yossi Attia shall receive an annual special bonus in an amount equal to 10% of the Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) as stated in the annual audited financial statements of ERC, and shall be payable in Company's shares of Common Stock, but only if (i) Yossi Attia does not voluntarily resign and remains continuously employed by the Company throughout the period beginning on the date of this Agreement and ending on the date the special bonus payment is otherwise due, and (ii) Yossi Attia have not sold any Common Stock of the Company on or before the date the special bonus payment is otherwise due unless that stock was acquired pursuant to the exercise of an option that was scheduled to expire by its terms within one year of the date of exercise. Yossi Attia acknowledges and agrees that any special bonus paid pursuant to this paragraph will not be taken into account for purposes of determining benefits under Section 6.1 below, and will not be taken into account as "salary," "compensation," "bonus," or any similar term in determining the amount of any payment under any pension, retirement, or profit-sharing plan of the Company or any life insurance, disability, or other benefit plan of the Company, except as otherwise specifically provided in the applicable plan document (including a specific statement that the special bonus will be taken into account in determining the amount of any payment notwithstanding this Agreement). All special bonus payments shall be subject to appropriate withholding payments deducted therefrom.

7. **Benefits.**

7.1 **Benefits.** Yossi Attia shall be entitled to receive paid vacation, medical coverage, disability income replacement coverage, and other employee benefits, all to the same extent that the Company provides or has provided these benefits to the Company's other senior management employees.

7.2 **Expenses.** Yossi Attia shall be entitled to reimbursement for reasonable and properly documented expenses Yossi Attia incurs in the conduct of the Company's/ERC's business, including a monthly automobile allowance in accordance with the Company's Automobile Allowance Policy as well as payment or reimbursement for cellular phone expenses. Such reimbursable expenses shall be deemed to include dues (but not initiation fees) for a country club, an athletic club, and a luncheon club.

8. **Indemnity**. Pursuant to an Indemnity Agreement by and between the Company and Yossi Attia, the Company shall indemnify Yossi Attia, and the Company shall maintain in full force and effect directors' and officers' liability insurance for Yossi Attia in reasonable amounts from established and reputable insurers. To the same extent, the Company shall pay and advance all expenses, including, without limitation, attorneys' fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by Yossi Attia or on Yossi Attia's behalf, actually incurred by Yossi Attia in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought before or after the date of this Agreement , whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that Yossi Attia were a director, officer, employee or agent of the Company or were serving at the Company's request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise.

9. **Confidential Information.** As a condition of employment, Yossi Attia agrees that during the term of Yossi Attia's employment and thereafter for a period of two years, Yossi Attia shall abide by the confidentiality provisions of the current Employee Handbook.

10. **Termination of Employment**. For definitions of capitalized terms used in this Section 10, see Appendix A attached to this Agreement which is hereby incorporated by reference.

10.1 **Right to Terminate**. The Company or Yossi Attia may terminate Yossi Attia's employment hereunder for Cause at any time by giving Yossi Attia prior written notice; provided, that upon Yossi Attia's death, Yossi Attia's employment hereunder shall terminate automatically. Immediately upon the termination of Yossi Attia's employment hereunder for any reason, Yossi Attia shall return promptly to the Company any property (including documents) in Yossi Attia's possession which is owned by the Company.

10.2 **Benefits upon Termination**.

(a) **Basic Payments upon Termination.** If Yossi Attia's employment terminates for any reason, the Company shall pay Yossi Attia, in one lump sum cash payment, his unpaid Base Salary for the period through the Date of Termination and his unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination (based upon Yossi Attia's Base Salary in effect at that time). Yossi Attia shall also be entitled to other payments or benefits to the extent provided in the Company's employee benefit plans or arrangements..

(b) **Termination Other than for Cause, or for Death, Disability or Good Reason.** If (i) Yossi Attia ceases to be an employee of the Company on account of (A) the Company's termination of Yossi Attia's employment other than for Cause, (B) Disability or (C) Yossi Attia's death, or (ii) Yossi Attia resigns his employment with the Company after giving the Company notice of the occurrence of one or more events that constitute Good Reason within a reasonable period (but not more than 90 days after such occurrence), and the Company fails to correct such occurrence within a reasonable time (but not more than 60 days), and Yossi Attia's resignation occurs within 10 days after the expiration of that cure period, then in addition to the amounts payable under Section 10.2(a),

(B) the Company shall pay Yossi Attia, in one lump sum the following payments:

1. an amount equal to all salaries, bonuses, and amounts due to him under this Agreement; and

2. an amount equal to Yossi Attia's one month Base Salary multiplied by the number of months he was employed as President of ERC multiplied by 2.25 additional premium. By way of example: assuming the Base Salary per year at the month of termination is: $240,000, which is $20,000 per month. Assuming he was employed for 30 months before termination, then: $20,000 X 30 X 2.25 = $1,350,000.

(C) from the Date of Termination through the date on which COBRA benefits expire or December 31, 2009, whichever is later, Yossi Attia shall be entitled to medical and dental coverage substantially comparable to the coverage in effect on the Date of Termination (subject to any reduction or termination of benefits similarly affecting all senior management personnel of the Company), at a cost to Yossi Attia not in excess of the employee premium rate for active employees of the Company. Such medical and dental coverage may at the discretion of the Company be provided by continuing Yossi Attia's participation in the Company's group health plan, by paying a portion of the applicable COBRA premium for Yossi Attia and Yossi Attia's eligible dependents, or by covering Yossi Attia and Yossi Attia's eligible dependents under a substitute arrangement.

Yossi Attia shall not be required to mitigate the amount of any payment provided for in

this Section 10.2(b) by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to Yossi Attia under this Agreement any amounts owed to the Company by Yossi Attia, any amounts earned by Yossi Attia in other employment after termination of Yossi Attia's employment with the Company, or any amounts which might have been earned by Yossi Attia in other employment had Yossi Attia sought such other employment.

(c) **Termination for Cause; Resignation**. If Yossi Attia ceases to be an employee for any reason other than as set forth in Section 10.2(b), then the Company shall have no obligation to make any payments to Yossi Attia for periods after the Date of Termination.

10.3 **Change of Control Payments**. In the event that a Change of Control occurs while Yossi Attia is employed by the Company pursuant to the terms of this Agreement, and within 12 months after the occurrence of the Change of Control, Yossi Attia's employment by the Company or the Company's successor is terminated by the Company other than for Cause or Yossi Attia resigns for one or more events that constitute Good Reason, then Yossi Attia shall be entitled to receive from the Company or such successor, in lieu of, and not in addition to, the amounts otherwise payable to Yossi Attia pursuant to Section 10.2(b) hereof, the benefits provided below:

(a) the Company shall pay to Yossi Attia (A) Yossi Attia's Base Salary, when due, through the Date of Termination at the rate in effect at the time the applicable Notice of Termination is given, (B) the unpaid portion, if any, of any annual and special bonus which has been earned by Yossi Attia but which has not been paid as of the Date of Termination, and (C) all other amounts to which Yossi Attia are entitled under any compensation plan of the Company at the time such payments are due, and (D) any unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination (based upon Yossi Attia's rate of Base Salary in effect at the time the applicable Notice of Termination is given); and

(b) all stock options or other equity awards held by Yossi Attia with respect to the Company's Common Stock shall become fully vested; and

(c) in lieu of any further salary payments to Yossi Attia for periods subsequent to the Date of Termination, the Company shall pay to Yossi Attia a lump sum payment in an amount which is equal to three (3) times Yossi Attia's Average Salary and Bonus; and

(d) Yossi Attia shall receive the benefits of the Tax Protection Policy attached hereto as Appendix B, which is hereby incorporated by reference.

11. **Severability.** In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be in any way be affected or impaired.

12. **Arbitration.** To the fullest extent allowed by law, any controversy or claim arising out of or relating to Yossi Attia's employment with the Company (or termination of Yossi Attia's employment) shall be settled by binding and non-appealable arbitration in the city or region in which Yossi Attia's office is located by an arbitrator. Possible disputes covered by the foregoing, include (but are not limited to) wage, contract, discrimination, or other employment-related claims under laws known as Title VII of the Civil Rights Act, California Fair Employment and Housing Act and comparable statutes in other states if applicable, Americans with Disabilities Act, Age Discrimination in Employment Act, and any other statutes relating to an employee's relationship with his/her employer. However, claims for workers' compensation benefits and unemployment insurance are not covered by this arbitration agreement and such claims may be presented by Yossi Attia to the appropriate court or state agency. Yossi Attia and the Company shall initially confer and attempt to reach agreement on the individual to be appointed as such arbitrator. If no agreement is reached, the parties shall request from the Judicial Arbitration and Mediation Services ("JAMS") office in the city or region where Yossi Attia's office is located, a list of five retired judges affiliated with JAMS. (If there is no JAMS office in the city or region where Yossi Attia's office is located, then an organization which is comparable to JAMS would be utilized.) Yossi Attia and the Company shall each alternately strike names from such list until only one name remains and such person shall thereby be selected as the arbitrator. Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. (S)(S) 1280 et seq.) (or the statute applicable in the state in which Yossi Attia's office is located). The arbitrator shall allow the discovery authorized by California Code of Civil Procedure or any other discovery required by law in arbitration proceedings. Also, to the extent that anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards. The parties shall bear equally the arbitrator's fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration but exclusive of each party's attorneys' fees. The parties intend that this Section 12 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction. Yossi Attia are waiving Yossi Attia's right to a jury trial and agree that the decision of the arbitrator shall be final and binding. If either party is determined by the arbitrator to be the prevailing party in the arbitration, then that party will be entitled to reimbursement from the other party of all the reasonable fees (including attorneys' fees) and expenses incurred in connection with such arbitration.

13. **Amendments.** No amendments to this Agreement may be made except by writing signed by Yossi Attia and the Company.

14. **Governing Law.** This Agreement shall be governed by the internal laws of the State of California.

15. This Agreement may be executed in facsimile counterparts and shall be deemed executed by all Parties when counterparts hereof have been signed by each party, whether or not signatures of ail Parties appear on the original or any one copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below.

EUROWEB INTERNATIONAL CORP.

Dated: 7/3/06 By ______________________
Moshe J. Schnapp

Its: President

YOSSI ATTIA

Dated: 7/1/06 By ______________________
Yossi Attia

Appendix A

Definitions

For purposes of this Agreement, the following definitions are set forth below:

(i) **"Average Salary and Bonus"** means the greater of (a) Yossi Attia's annual Base Salary and annual bonus (excluding any special bonus payable under Section 4.2 or 10.4), including any amounts deferred by Yossi Attia under the Company's Profit Sharing and Savings Plan, Cafeteria Plan, and Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company, earned by Yossi Attia for the three full calendar years prior to termination of Yossi Attia's employment (regardless of whether all of such years occurred while this Agreement was in effect and regardless of whether those earned amounts were paid out on a current basis or deferred) or such smaller number of full calendar years as Yossi Attia have been employed by the Company, divided by the number of such full calendar years, or (b) Yossi Attia's annual Base Salary and annual bonus (excluding any special bonus payable under Section 4.2 or 10.4), including any amounts deferred by Yossi Attia under the Company's Profit Sharing and Savings Plan, Cafeteria Plan, and Executive Deferred Compensation Plan and any other deferred compensation program now or hereafter established by the Company, earned by Yossi Attia for the three full calendar years with respect to which annual bonuses have been determined prior to the occurrence of the Change of Control (regardless of whether all of such years occurred while this Agreement was in effect and regardless of whether those earned amounts were paid out on a current basis or deferred) or such smaller number of full calendar years as Yossi Attia have been employed by the Company, divided by the number of such full calendar years.

(ii) **"Cause"** means that the Company provides Yossi Attia with a Notice of Termination for either of the following reasons: (a) the willful and continued failure by Yossi Attia substantially to perform Yossi Attia's material duties (other than any such failure resulting from Yossi Attia's incapacity due to physical or mental illness) after written demand for substantial performance of such duties is delivered to Yossi Attia by the Board of Directors, which demand identifies the manner in which the Board of Directors believes that Yossi Attia have not substantially performed Yossi Attia's duties and Yossi Attia have been given a reasonable period of time (but in no event more than 60 days) to correct Yossi Attia's deficient performance; or (b) Yossi Attia's engaging in egregious misconduct involving serious moral turpitude to such an extent that, in the reasonable judgment of the Board of Directors, such misconduct substantially impairs Yossi Attia's ability to perform Yossi Attia's duties with the Company. For purposes of clause (a) of this definition, no act, or failure to act, on Yossi Attia's part shall be deemed "willful" unless done, or omitted to be done, by Yossi Attia without reasonable belief that Yossi Attia's action or omission was in the best interest of the Company.

(iii) A **"Change of Control"** shall be deemed to have occurred upon the happening of any of the following events:

(a) the acquisition or holding of the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Acquiror") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding shares of Common Stock and other stock of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), but excluding for this purpose any such acquisition (or holding) by (i) the Company or any corporation controlled by the Company; (ii) any employee benefit plan (or related trust) of the Company or any corporation controlled by the Company; (iii) any acquisition or ownership by an Acquiror of 25% of the Outstanding Company Voting Securities as a result of an acquisition of common stock or voting securities by the Company which, by reducing the number of shares of the Company's common stock or voting securities outstanding, increases the proportionate number of shares beneficially owned by such Acquiror to 25% or more of the Outstanding Company Voting Securities; provided, however, that if an Acquiror shall become the beneficial owner of 25% or more of the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock or voting securities of the Company, then such acquisition shall constitute a Change of Control; or (iv) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then Outstanding Company Voting Securities;

(b) individuals who, as of the date hereof, constitute the Board of Directors (the "Continuing Directors") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders of Company, was approved by a vote of at least a majority of the persons then comprising the Continuing Directors shall be considered a Continuing Director, but excluding, for this purpose, any such individual whose initial election as a member of the Board is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c) consummation by the Company of (1) a reorganization, merger or consolidation of the Company, with respect to which in each case all or substantially all of the individuals and entities who were the respective beneficial owners of the

Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly and indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such reorganization, merger or consolidation, or (2) a complete liquidation or dissolution of the Company, or (3) the sale or other disposition of all or substantially all of the assets of the Company.

(iv) "Date of Termination" means the effective date specified in the Notice of Termination as of which Yossi Attia's employment terminates or, in the event of termination of employment other than for Cause, the date as of which Yossi Attia's employment is to terminate pursuant to the provisions of Section 10.1 of this Agreement .

(v) "Disability" means that (i) Yossi Attia have a physical or mental condition that renders Yossi Attia incapable, after reasonable accommodation, of performing Yossi Attia's duties; (ii) such condition is reasonably determined by the the Company to be of a long-term nature; and (iii) Yossi Attia is eligible for income replacement benefits under the Company's long-term disability plan during such period of disability.

(vi) "Notice of Termination" means a notice of a proposed termination by the Company with a written explanation to Yossi Attia of the grounds for such proposed termination.

(vii) "Good Reason" exists if, without Yossi Attia's express written consent, any of the following occurs:

(A) the Company reduces Yossi Attia's Base Salary as in effect from time to time; or

(B) an assigning of duties to Yossi Attia that are a reduction in any substantial respect from Yossi Attia's position, authority, or responsibilities typically associated with the management of a real estate investment and development company.

(C) the Company's failure to fulfill the Company's obligations under this Agreement ; or

(D) the Company's intentional failure, without Yossi Attia's consent, to pay to Yossi Attia any portion of Yossi Attia's Base Salary, earned bonus, or other current compensation (if any), or to pay to Yossi Attia any portion of any installment of deferred compensation under any deferred compensation program within ten business days of the date such compensation is due or to issue shares of the Company's Common Stock in accordance with the terms of stock options granted to Yossi Attia upon valid exercise thereof; or

(E) a relocation of Yossi Attia's current place of employment or requirement for Yossi Attia to be based anywhere other than within 25 miles from the site of Yossi Attia's current place of employment; or

(G) the failure of any successor entity in a Change of Control to continue this Agreement in effect and assume the Company's obligations and responsibilities hereunder.

Appendix B

Tax Protection Policy

This Appendix shall apply if it is determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit, the provision of any severance pay or benefits and the acceleration of exercisability of any stock option) to Yossi Attia or for Yossi Attia's benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of being "contingent on a change in the ownership or control" of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the "Excise Tax"). If the Payments are subject to the Excise Tax and it is determined that the Parachute Value of the Payments (as defined below) exceeds 110% of the Safe Harbor Amount (as defined below), Yossi Attia shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payments and the Gross-Up Payment retained by Yossi Attia after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on those Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Appendix B, and taking into account any lost or reduced tax deductions Yossi Attia may incur on account of the Gross-Up Payment, shall be equal to the Payments. If it shall be determined that the Parachute Value of the Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Yossi Attia, and the amount of the Payments otherwise due Yossi Attia shall be reduced to the extent necessary to assure that the Parachute Value of the Payments as calculated for the Payments remaining after such reduction does not exceed the greater of (i) the Safe Harbor Amount or (ii) the amount which yields Yossi Attia the greatest after-tax amount of Payments after taking into account any Excise Tax Yossi Attia must pay with respect to those Payments. To the extent any such reduction to Yossi Attia's Payments becomes necessary by reason of the preceding sentence, the reduction shall be applied against the portion of Yossi Attia's Payments based upon Yossi Attia's Average Salary and Bonus. For the purposes of this Appendix B,

(a) **"Parachute Value of the Payments"** shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payments that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accountants (as defined below) for purposes of

determining whether and to what extent the Excise Tax will apply to such Payments, and (b) "Safe Harbor Amount" shall mean the maximum Parachute Value of the Payments that Yossi Attia can receive without any Payments being subject to the Excise Tax.

(i) All determinations required to be made under this Appendix B, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Yossi Attia and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Yossi Attia or the Company that Yossi Attia have received or shall receive a Payment. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, including (without limitation) the Proposed Treasury Regulations under Section 280G of the Code, provided that the Accountants' determinations must be made on the basis of "substantial authority" (within the meaning of Section 6662 of the Code). For the purposes of this Appendix B, the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change of Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Yossi Attia may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.

(ii) For the purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such Excise Tax, such Payments shall be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Yossi Attia shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which is reasonably expected to result from the deduction of such state and local taxes if paid in such year (determined, however, with regard to limitations on deductions based upon the amount of Yossi Attia's adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Yossi Attia are entitled to receive the Payment and in no event shall any Gross-Up Payment be

paid later than five days after Yossi Attia's receipt of the Accountant's determination. Any determination by the Accountants shall be binding upon the Company and Yossi Attia.

(iii) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made shall have been an amount less than the Company should have paid pursuant to this Appendix B (the "Underpayment"). Unless the Company elects to exhaust its remedies under clause (v) below with respect to the additional Excise Tax on Yossi Attia's Payments, the Underpayment shall be promptly paid by the Company to or for Yossi Attia's benefit at the time Yossi Attia are required to pay the additional Excise Tax resulting in such Underpayment.

(iv) Yossi Attia and the Company shall each provide the Accountants access to and copies of any books, records and documents in the Company's or Yossi Attia's possession, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Appendix B.

(v) Yossi Attia shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Yossi Attia are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Yossi Attia shall not pay such claim prior to the expiration of the 30-day period following the date on which Yossi Attia give such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company were to notify Yossi Attia in writing prior to the expiration of such period that it desires to contest such claim, Yossi Attia shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Yossi Attia;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon Yossi Attia and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Yossi Attia for and hold Yossi Attia harmless

from, on an after-tax basis, any additional Excise Tax (including interest and penalties with respect thereto) imposed upon Yossi Attia and any Excise Tax or income or employment tax (including interest and penalties with respect thereto) attributable to the Company's payment of that additional Excise Tax on Yossi Attia's behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to Yossi Attia by reason of the foregoing shall be paid to Yossi Attia or for Yossi Attia's benefit as they become due and payable. Without limiting the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company's sole option, either direct Yossi Attia to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Yossi Attia agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, the Company shall determine; provided, however, that if the Company were to direct Yossi Attia to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Yossi Attia, on an interest-free basis, and shall indemnify Yossi Attia for and hold Yossi Attia harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for Yossi Attia's taxable year with respect to which such contested amount is claimed to be due is attributable in whole or in part to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Yossi Attia shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.